[AXA Logo] AXA ENTERPRISE




October 2007

                                ACTION REQUESTED

Dear Shareholder:

As you may recall, earlier this year, The Enterprise Group of Funds, Inc. notified you of the proposed reorganization of the AXA Enterprise Growth Fund into the Goldman Sachs Capital Growth Fund. In recent months, this proposal has received overwhelming support from shareholders that have voted.

CURRENTLY, MORE THAN 69% OF SHAREHOLDERS OF THE FUND HAVE VOTED - AND, OF THOSE, APPROXIMATELY 90% HAVE VOTED IN FAVOR OF THIS REORGANIZATION.

THE REORGANIZATION WOULD RESULT IN MULTIPLE BENEFITS TO YOU INCLUDING:

o Investment in a fund managed by Goldman Sachs that has similar investment objectives, policies and risks as the AXA Enterprise Fund and which has an increased potential for asset growth;
o   A lower net annual operating expense ratio
o Access to Goldman Sachs Asset Management's larger, more diversified family of funds.

TO CLOSE THIS VOTE AND DELIVER THESE BENEFITS, WE NEED YOUR VOTE.

OUR RECORDS SHOW THAT YOU ABSTAINED FROM VOTING ON THIS PROPOSAL AND WE ARE HOPING YOU MIGHT CONSIDER CHANGING YOUR VOTE TO SUPPORT THE REORGANIZATION.

To change your vote, simply call 1-877-256-6069 or complete the enclosed proxy card. Please mark your vote, then sign, date and return the card in the enclosed postage-paid envelope

Your vote is important, and your participation in the affairs of the AXA Enterprise Fund does make a difference. We appreciate your time and careful consideration.

Sincerely,

/s/ Steven Joenk

Steven M. Joenk
President
The Enterprise Group of Funds, Inc.


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[AXA Logo] AXA ENTERPRISE





October 2007

                                ACTION REQUESTED


Dear Shareholder:

As you may recall, earlier this year, The Enterprise Group of Funds, Inc. notified you of the proposed reorganization of the AXA Enterprise Growth Fund into the Goldman Sachs Capital Growth Fund. In recent months, this proposal has received overwhelming support from shareholders that have voted.

CURRENTLY, MORE THAN 69% OF SHAREHOLDERS OF THE FUND HAVE VOTED - AND, OF THOSE, APPROXIMATELY 90% HAVE VOTED IN FAVOR OF THIS REORGANIZATION.

THE REORGANIZATION WOULD RESULT IN MULTIPLE BENEFITS TO YOU INCLUDING:

o Investment in a fund managed by Goldman Sachs that has similar investment objective, policies and risks as the AXA Enterprise Fund and which has an increase potential for asset growth;
o   A lower net annual operating expense ratio
o Access to Goldman Sachs Asset Management's larger, more diversified family of funds

TO CLOSE THIS VOTE AND DELIVER THESE BENEFITS, WE NEED YOUR VOTE.

OUR RECORDS SHOW THAT YOU HAVE VOTED AGAINST THIS PROPOSAL, AND WE ARE HOPING YOU MIGHT CONSIDER CHANGING YOUR VOTE TO SUPPORT THE REORGANIZATION AND DELIVER THE BENEFITS OUTLINED ABOVE.

To change your vote, simply call 1-877-256-6069 or complete the enclosed proxy card. Please mark your vote, then sign, date and return the card in the enclosed postage-paid envelope

Your vote is important, and your participation in the affairs of the AXA Enterprise Fund does make a difference. We appreciate your time and careful consideration.

Sincerely,

/s/ Steven Joenk

Steven M. Joenk
President
The Enterprise Group of Funds, Inc.